Exhibit 10.1

STRICTLY PERSONAL AND CONFIDENTIAL

August 8, 2018

Thomas J. Manning

c/o Dun & Bradstreet

103 JFK Parkway

Short Hill, NJ 07078

Dear Tom:

On behalf of The Dun & Bradstreet Corporation Board of Directors (“the Board”), I am pleased to confirm the offer for you to assume the position of Chief Executive Officer, effective August 8, 2018. In this position you will report directly to the Board, and be located in our Short Hills, NJ office. I am looking forward to your helping us build the future of Dun & Bradstreet.

The purpose of this letter is to provide clarity to you on the compensation and benefits programs for which you will be eligible. The details of our offer are below.

Base Salary: Your base salary will continue to be at a monthly rate of $100,000 (annualized rate of $1,200,000), less deductions and withholdings that are required by law and that may be designated by you, and will be payable on the same payroll schedule as our other employees, currently semi-monthly.

Special Cash Incentive Bonus: You are eligible for a special cash incentive bonus of $800,000, contingent upon the consummation of the transactions contemplated by the Merger Agreement, assuming continued service with Dun & Bradstreet on the closing date. The payment will be made no later than 60 days after the consummation of the transactions contemplated by the Merger Agreement. This payment will be subject to normal payroll deductions and is not considered creditable compensation for benefits purposes.

Work Site Commuting and Living Arrangements: We anticipate that you will continue to commute weekly to and from your permanent residence. We will cover the costs associated with your commuting to Short Hills, NJ, as well as your living arrangements in the Short Hills, area. This includes air transportation, car service to and from the airport, rental car in NJ, living accommodation and a per diem for meals and miscellaneous expenses. The Company support for these arrangements is taxable and will be included in your Dun & Bradstreet W-2 earnings. Our relocation vendor, the MIGroup, will be the contact for the administration of your commuting and living arrangements. We will also provide you with tax assistance (for those taxable items other than salary, equity and bonus) as well as tax preparation through Deloitte Tax LLP, while you are serving as the Company’s Chief Executive Officer through the consummation of the transactions contemplated by the Merger Agreement. Tax assistance will be provided such that your ultimate tax liability will be similar to the level you would have paid excluding the work site commuting and living arrangements.

Stock Ownership Guidelines: Dun & Bradstreet’s Stock Ownership Guidelines align a senior leader’s individual financial interest with that of Dun & Bradstreet’s shareholders and, also, encourage senior leaders of Dun & Bradstreet to act like owners focused on the creation of longer term value. Positions at Dun & Bradstreet covered by stock ownership guidelines include all members of the Executive Leadership Team. These positions play a key role in implementing our strategy and have the opportunity to make a significant impact on our long-term business performance. In your position the expected level of stock ownership is the value equivalent to a multiple of six times your base salary. Under these guidelines, you may not dispose of company shares until you have met your target ownership.

Your employment with the Company is for no specific period and constitutes at-will employment. This means that you or Dun & Bradstreet can end the employment relationship at any time, with or without cause, and without prior notice, for any reason not prohibited by law. Additionally, as we discussed, you are not eligible for the Company’s Career Transition Plan.

Proprietary Information: You understand that you have been and/or will be provided access to the Company’s Proprietary Information to perform your work at the Company prior to the start of employment. As the disclosure or misuse of the Company’s Proprietary Information would likely cause it severe injury, you agree that you will keep secret and will not use or disclose any Proprietary Information. You also agree that you will not publish or cause to be published, release or cause to be released or otherwise make available to any third party any originals or copies of Proprietary Information or of documents containing Proprietary Information unless you have received prior written consent from the Company. (All terms are defined in the Employee Agreement).

I believe the above summary covers the major points of our offer. Your participation in the referenced plans and programs will be governed by the rules of the applicable compensation and benefit plans and programs of Dun & Bradstreet.

Tom, the Board and I look forward to working with you to advance the Company’s strategy.

If you accept the terms of employment as outlined above, please sign the enclosed copy of this letter where indicated, and return it to Roslynn Williams.

Sincerely,

James N. Fernandez

Chairman of the Board, Dun & Bradstreet

Accepted:		Date:
Thomas J. Manning